                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                       M.D.C. HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                        MERRILL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        0
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

     [LOGO]

                             M.D.C. HOLDINGS, INC.

                     3600 SOUTH YOSEMITE STREET, SUITE 900
                             DENVER, COLORADO 80237
                                                                  March 24, 1997

To Our Shareowners:

    You are invited to attend the 1997 Annual Meeting of Shareowners (the "Meeting") of M.D.C. Holdings, Inc. (the "Company") to be held at 3600 South Yosemite Street, Lower Level Conference Room A, Denver, Colorado, on Friday, April 25, 1997, at 8:00 a.m., Denver time.

    Following this letter is the formal notice of the Meeting and a proxy statement describing the matters to be acted upon at the Meeting. Shareowners also are entitled to vote on any other matters which properly come before the Meeting.

    While many of our shareowners have exercised their right to vote their shares in person at past meetings, we recognize that many shareowners are not able to attend the Meeting. Accordingly, enclosed is a proxy card that will enable you to vote your shares on the matters to be considered at the Meeting even if you are unable to attend. All you need to do is mark the proxy card to indicate your vote, date and sign the proxy card and return it to the Company in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your vote on the proxy card but need only sign, date and return it to the Company in the enclosed postage-paid envelope.

    WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE.

                                          Sincerely,

                                                      [SIG]

                                          Larry A. Mizel
                                          CHAIRMAN OF THE BOARD

     [LOGO]

                             M.D.C. HOLDINGS, INC.

                     3600 SOUTH YOSEMITE STREET, SUITE 900
                             DENVER, COLORADO 80237
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                             ---------------------

To Our Shareowners:

    The 1997 Annual Meeting of Shareowners (the "Meeting") of M.D.C. Holdings, Inc. (the "Company") will be held at 3600 South Yosemite Street, Lower Level Conference Room A, Denver, Colorado, on Friday, April 25, 1997, at 8:00 a.m., Denver time, to consider and act upon the following matters:

    1. the election of Steven J. Borick and David D. Mandarich, two Class III Directors, for three-year terms expiring in 2000 and the election of Larry A. Mizel, a Class I Director, for a one-year term expiring in 1998;

    2. an amendment to the Company's Director Equity Incentive Plan in order to increase by 350,000 the number of shares of common stock authorized for issuance pursuant to the Plan;

    3. a shareowner proposal to provide for cumulative voting in the election of directors; and

    4. such other business as properly may come before the Meeting and any postponements or adjournments thereof.

    Only shareowners of record at the close of business on March 14, 1997, the record date, will be entitled to vote at the Meeting.

    Management and the Board of Directors desire to have maximum representation at the Meeting and respectfully request that you date, execute and timely return the enclosed proxy in the postage-paid envelope provided.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                      [SIG]

                                          Daniel S. Japha
                                          SECRETARY

March 24, 1997

     [LOGO]

                             M.D.C. HOLDINGS, INC.

                     3600 SOUTH YOSEMITE STREET, SUITE 900
                             DENVER, COLORADO 80237
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREOWNERS

                                 APRIL 25, 1997

                             ---------------------

To Our Shareowners:

    This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of M.D.C. Holdings, Inc. (the "Company") to be used at the Annual Meeting of Shareowners of the Company (the "Meeting") to be held at 3600 South Yosemite Street, Lower Level Conference Room A, Denver, Colorado, on Friday, April 25, 1997, at 8:00 a.m., Denver time, and any postponements or adjournments thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting (collectively, the "Proxy Materials") are first being sent to shareowners on or about March 24, 1997.

                              GENERAL INFORMATION

SOLICITATION

    The enclosed proxy is being solicited by the Board of Directors of the Company. In addition to solicitations by mail, solicitations may be made by personal interview, telephone and telegram by directors, officers and regular employees of the Company. No compensation will be paid for the solicitation of proxies, although the Company will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares.

VOTING RIGHTS

    Holders of shares of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on March 14, 1997 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting. On the Record Date, 17,432,789 shares of Common Stock were outstanding. The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding constitutes a quorum for transacting business at the Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter presented at the Meeting.

VOTING PROXIES

    Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the Meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement; FOR the amendment to the Directors Equity Incentive Plan; and will be voted AGAINST providing cumulative voting in the election of directors. Abstentions and broker non-votes (proxies that do not indicate that brokers or nominees have received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to shareowners, whereas broker non-votes are not counted for purposes of determining the total number of votes cast.

    Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If other matters properly are presented to the shareowners for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

REVOCABILITY OF PROXY

    The giving of the enclosed proxy does not preclude the right to vote in person, should the shareowner giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person.

ANNUAL REPORT

    The Company's 1996 Annual Report to Shareowners is enclosed with these Proxy Materials. The 1996 Annual Report to Shareowners is not incorporated into this Proxy Statement by reference nor is it a part of the Proxy Materials.

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Nominees of each class serve for terms of three years (unless a nominee is changing to a different class) and until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

    The Board of Directors currently consists of six members, including one Class I Director whose term expires in 1998, two Class II Directors whose terms expire in 1999 and three Class III Directors whose terms expire in 1997. To equalize the number of Directors in each class, Larry A. Mizel will change from a Class III Director to a Class I Director. At the Meeting, two Class III Directors are to be elected to three-year terms expiring in 2000 and one Class I Director is to be elected to a one-year term expiring in 1998. The nominees for the Class III Directors are Messrs. Steven J. Borick and David D. Mandarich and the nominee for the Class I Director is Mr. Larry A. Mizel. All of the nominees presently serve on the Board of Directors of the Company.

    Unless otherwise specified, the enclosed proxy card will be voted FOR the election of Messrs. Borick, Mandarich and Mizel. Management and the Board of Directors are not aware of any reasons which would cause Messrs. Borick, Mandarich or Mizel to be unavailable to serve as Directors. If Messrs. Borick, Mandarich or Mizel become unavailable for election, discretionary authority may be exercised by the proxy holders named in the enclosed proxy card to vote for a substitute nominee or nominees proposed by the Board of Directors.

    The affirmative vote of the holders of a plurality of the shares present or represented and entitled to vote at the Meeting will be required for election to the Board of Directors. The Board of Directors recommends a vote FOR the election of Messrs. Borick, Mandarich and Mizel as Directors.

    Certain information with respect to Messrs. Borick, Mandarich and Mizel, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

                                                                                               SHARES
                                                                                            BENEFICIALLY
                                            POSITIONS AND OFFICES WITH THE COMPANY         OWNED AS OF THE   PERCENTAGE OF
         NAME                AGE               AND OTHER PRINCIPAL OCCUPATIONS            RECORD DATE(1)(2)    CLASS (3)
-----------------------      ---      --------------------------------------------------  -----------------  -------------
NOMINEES:
                                                         CLASS I
                                                   TERM EXPIRES IN 1998

Larry A. Mizel                   54   Chairman of the Board of Directors, President and          4,381,439(4)      24.88%
                                       Chief Executive Officer of the Company

                                                        CLASS III
                                                   TERMS EXPIRE IN 2000

Steven J. Borick                 44   President, Texakota, Inc. and a General Partner in           125,000         *
                                       Texakota Oil Company

David D. Mandarich               49   Executive Vice President-Real Estate and Chief             1,506,198         8.55%
                                       Operating Officer of the Company

CONTINUING DIRECTORS:

                                                         CLASS I
                                                   TERM EXPIRES IN 1998

Herbert T. Buchwald              66   Principal in the law firm of Herbert T. Buchwald,             60,526         *
                                       P.A. and President and Chairman of the Board of
                                       Directors of BPR Management Corporation

                                                         CLASS II
                                                   TERMS EXPIRE IN 1999

Gilbert Goldstein                78   Principal in the law firm of Gilbert Goldstein,              175,151         1.00%
                                       P.C.

William B. Kemper                59   Private real estate investor                                  75,000         *

------------------------

*   Represents less than one percent of the outstanding shares of Common Stock.

(1) Includes, where applicable, shares of Common Stock owned by such person's minor children and spouse and by other related individuals or entities over whose shares such person has custody.

(2) Includes the following shares of Common Stock that such persons had the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $3.00 to $7.50 per share: Gilbert Goldstein 125,000, William B. Kemper 75,000, Steven J. Borick 125,000, Herbert T. Buchwald 50,000, Larry A. Mizel 175,000 and David D. Mandarich 175,000.

(3) The percentage shown includes shares of Common Stock actually owned and shares of Common Stock which the person had the right to acquire within 60 days of the Record Date. In calculating the percentage of ownership, all shares of Common Stock which the person had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person.

(4) Includes 5,500 shares held jointly with Mr. Mizel's wife, 1,115 shares owned by Mr. Mizel's children and 405,314 shares of Common Stock with respect to which Mr. Mizel may be considered the "beneficial owner," as defined under the Securities Exchange Act of 1934 (the "1934 Act"), because he is a beneficiary of certain trusts which own all of the outstanding stock of CVentures, Inc., a corporation which controls the voting of these shares of Common Stock. Mr. Mizel is a director and officer of CVentures, Inc. Also includes 194,032 shares of Common Stock owned by certain trusts for the benefit of Mr. Mizel and certain members of his immediate family, over which shares Mr. Mizel does not exercise voting control, although he has a limited power of appointment allowing him to direct the trustee to gift all or a portion of such shares to any person other than himself or a creditor. Mr. Mizel disclaims beneficial ownership of the 194,032 shares.

OTHER INFORMATION RELATING TO DIRECTORS

    The following is a brief description of the business experience during at least the past five years of each member and nominee for the Board of Directors of the Company.

    STEVEN J. BORICK has been the president of Texakota, Inc., an oil and gas exploration and development company, and a general partner in Texakota Oil Company, a private oil and gas partnership, for more than the past five years. He also is a director of Superior Industries International, Inc., a New York Stock Exchange-listed manufacturer of automobile accessories, and Richmond American Homes of Colorado, Inc., formerly known as Richmond Homes, Inc. I, a wholly owned subsidiary of the Company ("Richmond Homes"). For additional information concerning Richmond Homes and its relationship with the Company, see "Certain Relationships and Related Transactions" below. Mr. Borick has been a Director of the Company since April 1987 and is a member of the Audit Committee and Chairman of the Compensation Committee.

    DAVID D. MANDARICH was elected Chief Operating Officer of the Company in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993 and appointed a Director of the Company in March 1994. From April 1989 to April 1993, Mr. Mandarich served as a consultant to the Company. In April 1990, Mr. Mandarich was elected as chairman of the board of directors of Richmond Homes. Mr. Mandarich also was a Director of the Company from September 1980 until April 1989.

    LARRY A. MIZEL was elected President of the Company in March 1996 and has served as Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Mizel also serves as a director of Richmond Homes. Until September 30, 1996, Mr. Mizel also was chairman of the boards of directors of Asset Investors Corporation ("Asset Investors"), a New York Stock Exchange-listed real estate investment trust ("REIT") and Commercial Assets, Inc. ("Commercial Assets"), an American Stock Exchange-listed REIT, both of which were managed by a subsidiary of the Company. Mr. Mizel has been a Director of the Company since founding the Company in January 1972 and is a member of the Legal Committee.

    GILBERT GOLDSTEIN has been engaged in private law practice for more than the past five years as the principal in the law firm of Gilbert Goldstein, P.C. See "Certain Relationships and Related Transactions" below. Mr. Goldstein has been a Director of the Company since January 1976. Mr. Goldstein also is the Chairman of the Legal Committee.

    WILLIAM B. KEMPER has been engaged in private real estate investments, real estate development and property management since May 1982. Prior to May 1982, he was president of Gold Crown, Inc., a real estate development company. Mr. Kemper has been a Director of the Company since January 1972. He is a member of the Audit and the Compensation Committees.

    HERBERT T. BUCHWALD has been a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, for more than the past five years. Mr. Buchwald was appointed to the Company's Board of Directors in March 1994 and is Chairman of the Audit Committee and a member of the Compensation and Legal Committees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors consists currently of Messrs. Borick, Buchwald and Kemper. The Audit Committee met 12 times during 1996. The Audit Committee is chaired by Mr. Buchwald and is responsible for reviewing and approving the scope of the annual audit undertaken by the Company's independent accountants and meets with them to review the progress and results of their work as well as their resulting recommendations. The Audit Committee recommends to the Board of Directors the appointment of, has direct access to and reviews the fees of the Company's independent accountants. In connection with the internal accounting controls of the Company, the Audit Committee reviews internal audit procedures and reporting systems.

    The director of Internal Audit for the Company reports directly to the Audit Committee on, among other things, the Company's compliance with certain Company procedures which are designed to enhance management's consideration of all aspects of major transactions involving the Company. The Audit Committee has direct control over staffing and compensation of the internal audit department. Additionally, the Audit Committee reviews annually the Company's Corporate Code of Conduct. On at least a quarterly basis, the Company's Chief Financial Officer reports directly to the Audit Committee on significant accounting issues, if any.

    The Compensation Committee currently consists of Messrs. Buchwald, Kemper and Borick. During 1996, the Compensation Committee met seven times. The Compensation Committee is chaired by Mr. Borick and is active in approving the design of executive compensation plans, reviewing salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishing salaries, benefits and other forms of compensation for new employees and in other compensation and personnel areas as the Board of Directors from time to time may request. For a discussion of the criteria utilized and factors considered by the Compensation Committee in reviewing and making recommendations with respect to executive compensation, see "Report of the Compensation Committee" below.

    The Legal Committee currently consists of Messrs. Goldstein, Buchwald and Mizel. During 1996, the Legal Committee did not meet. The Legal Committee is chaired by Mr. Goldstein and is active in reviewing legal issues and interacting with the Company's inside and outside legal counsel.

    The Company has no executive or nominating committees. Procedures for nominating persons for election to the Board of Directors are contained in the Company's By-laws.

    During 1996, the Board of Directors held 11 regularly scheduled board meetings. The Directors also held four special meetings and considered Company matters and had numerous communications with the

Chairman of the Board of Directors and other officials of the Company wholly apart from the formal meetings. In 1996, all of the Company's Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served.

COMPENSATION

    Each Director who is not an officer of the Company is paid $3,000 per month, $750 for each Board of Directors meeting and each meeting of the Audit and Compensation Committees. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

    In addition, Mr. Borick received fees of $1,500 per month during 1996 for services as a director of Richmond Homes.

    Mr. Kemper is covered by the Company's self-funded contributory medical plan for which he pays 100% of the premiums. For the medical plan's fiscal year ended February 28, 1997, Mr. Kemper paid premiums in excess of the cost of claims paid on Mr. Kemper's behalf.

                               EXECUTIVE OFFICERS

    Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The executive officers of the Company are elected annually and hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth in "Election of Directors" above. Biographical information on the other executive officers of the Company is set forth below.

          NAME                             OFFICES HELD AS OF THE RECORD DATE
------------------------  --------------------------------------------------------------------
Larry A. Mizel            Chairman of the Board of Directors, President and Chief Executive
                            Officer

David D. Mandarich        Executive Vice President-Real Estate, Chief Operating Officer and a
                            Director

Paris G. Reece III        Senior Vice President, Chief Financial Officer and Principal
                            Accounting Officer

Michael Touff             Vice President and General Counsel

    PARIS G. REECE III, 42, was elected as a Vice President of the Company in August 1988, as Secretary in February 1990, as Chief Financial Officer in June 1990, as Treasurer in September 1993 and as Senior Vice President in September 1994. Mr. Reece resigned as Secretary of the Company in May 1996 and as Treasurer of the Company in November 1996. Mr. Reece also is an officer, director or both of most of the Company's subsidiaries. Until September 30, 1996, Mr. Reece also was an Executive Vice President and the Chief Financial Officer of Asset Investors and Commercial Assets.

    MICHAEL TOUFF, 52, was elected as a Vice President and the General Counsel of the Company in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, A Professional Corporation.

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation received by the Chief Executive Officer and the three other executive officers for the three fiscal years ended December 31, 1996.

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                                                             -------------
                                               ANNUAL COMPENSATION                              SHARES
               NAME AND                  -------------------------------    OTHER ANNUAL      UNDERLYING         ALL OTHER
          PRINCIPAL POSITION               YEAR      SALARY      BONUS    COMPENSATION (8)      OPTIONS      COMPENSATION (1)
---------------------------------------  ---------  ---------  ---------  -----------------  -------------  -------------------
Larry A. Mizel (2),                           1996  $ 560,000  $ 825,780(3)           N/A        350,000(9)      $   2,945
  Chairman of the Board of Directors,         1995  $ 560,000  $ 668,000(4)           N/A            -0-         $   2,310
  President and Chief Executive Officer       1994  $ 540,000  $ 700,000(5)           N/A         75,000         $   2,310

David D. Mandarich,                           1996  $ 460,000  $ 825,780(3)           N/A        350,000(9)      $   2,945
  Chief Operating Officer, Executive          1995  $ 460,000  $ 668,000(4)           N/A            -0-         $   2,310
  Vice President-Real Estate and a            1994  $ 432,000  $ 700,000(5)           N/A         75,000         $   2,310
   Director

Paris G. Reece III,                           1996  $ 200,000  $ 210,000(7)           N/A            -0-         $   2,945
  Senior Vice President,                      1995  $ 167,000  $ 135,000            N/A              -0-         $   2,310
  Chief Financial Officer and Principal       1994  $ 162,000  $ 125,000            N/A           50,000         $   2,310

Michael Touff (6),                            1996  $ 230,000  $ 375,000(7)           N/A            -0-         $   2,945
  Vice President and General Counsel          1995  $ 210,000  $  90,000            N/A              -0-         $   2,310

------------------------

(1) The amounts disclosed in this column consist of Company contributions allocated to the Executive Officers' accounts pursuant to the Company's 401(k) Plan. Fifty percent of the Company's 1996 contribution will be funded with shares of Common Stock valued at $8.25 per share, the closing price of the Common Stock on January 27, 1997, the date the Company's Board of Directors approved the stock portion of the allocation.

(2) Asset Investors and Commercial Assets granted Mr. Mizel the options and dividend equivalent rights ("DERs") set forth below during the three years indicated as consideration for serving as the chairman of the board of directors of those companies until September 30, 1996 when the Company sold the subsidiary that managed Asset Investors and Commercial Assets:

                                               1996                                     1995                       1994
                              ---------------------------------------  ---------------------------------------  -----------
                                                           TAXABLE                                  TAXABLE
                                OPTIONS       DERS*     COMPENSATION     OPTIONS       DERS*     COMPENSATION     OPTIONS
                              -----------  -----------  -------------  -----------  -----------  -------------  -----------
Asset Investors.............     200,000       92,633     $ 588,735        70,000       44,181     $  91,123       102,540
Commercia1 Assets                 30,000       59,720     $ 387,995        30,000       20,981     $  91,806        60,000


                                              TAXABLE
                                 DERS*     COMPENSATION
                              -----------  -------------
Asset Investors.............      29,102     $ 469,491
Commercia1 Assets                 11,729        79,917

------------------------

* Until May 1996, DERs were calculated and accrued as of each dividend record date and could be paid either in shares of Asset Investors or Commercial Assets common stock, respectively, cash or property distributed as a dividend and could be distributed either prior to or in connection with the exercise of the related option, each as determined by the board of directors of Asset Investors or compensation committee of Commercial Assets. DERs automatically were distributed quarterly. Asset Investors and Commercial Assets terminated the DER provisions of those companies' stock option plans as of May 1996. Mr. Mizel received 83,658 shares of Asset Investors stock and 54,222 shares of Commercial Assets stock as compensation for termination of the DERs. Taxable compensation in 1994 includes 64,362 shares of Commercial Assets stock valued at $7.47 per share paid to Mr. Mizel as a dividend on Asset Investors shares related to the formation of Commercial Assets in 1993. None of the other named executive officers of the Company was granted options or DERs by Asset Investors or Commercial Assets during 1994, 1995 or 1996.

(3) This bonus was paid on February 12, 1997 in accordance with the terms of the M.D.C. Holdings, Inc. Executive Officer Performance-Based Compensation Plan approved by the Company's stockholders at the 1994 Annual Meeting (the "Executive Compensation Plan").

(4) This bonus was paid on March 1, 1996 in accordance with the terms of the Executive Compensation Plan. Twenty percent of the bonus was paid by issuing 18,562 shares of Common Stock valued at $7.20 per share, the fair market value of the stock as determined under the Executive Compensation Plan.

(5) 15% of this bonus was paid by issuing 22,105 shares of Common Stock valued at $4.75 per share, the closing price of the Common Stock on the New York Stock Exchange on November 18, 1994, the date the Compensation Committee of the Board of Directors determined the initial amount and form of the bonuses.

(6) On December 19, 1994, Mr. Touff and the Company entered into an Employment Agreement that provides the terms of Mr. Touff's employment, which commenced December 31, 1994, including base salary, annual incentive compensation, the option grant described in the Summary Compensation Table and other provisions.

(7) A portion of this bonus was paid in shares of the Common Stock valued at $7.375 per share, the closing price of the Common Stock on the New York Stock Exchange on November 18, 1996, the date the Compensation Committee of the Board of Directors approved the bonus. Mr. Reece elected to receive $75,000 of his bonus (10,170 shares) and Mr. Touff elected to receive $150,000 of his bonus (20,339 shares) in the form of Common Stock. The Compensation Committee also granted the employees who received bonuses in the form of stock the right to borrow from the Company the taxes due on the stock portion of the bonus. Messrs. Reece and Touff borrowed $26,276.79 and $70,856.05, respectively. These amounts are secured by a pledge of shares of Common Stock equal to the amounts borrowed plus 25%, divided by $7.50, the price of the Common Stock on the date of the loans. The loans bear interest at LIBOR plus one percent, are amortized over 10 years with annual principal and interest payments due each December 30, commencing December 30, 1997 and mature on the earliest of (i) December 30, 2001; (ii) 90 days after the date of termination for cause; or (iii) one year after termination without cause, when the entire amount of principal plus accrued interest are due.

(8) N/A: Disclosure is not applicable under the Securities and Exchange Commission's rules.

(9) See "Option Grants in Last Fiscal Year," below.

    Each of the named executive officers is covered by the Company's severance pay policy which provides severance pay to eligible employees, including each of the named executive officers, whose employment is involuntarily terminated by the Company for reasons other than gross misconduct. Employees are eligible for severance pay if involuntarily terminated after ninety (90) days of employment. The amount of severance pay is based on the length of service with the Company. For each of the named executive officers, the amount of pay would be one week for each year of service to a maximum of twelve (12) weeks; provided, however, the Compensation Committee of the Board of Directors may approve additional severance payments for situations involving management personnel. See "Certain Relationships and Related Transactions."

OPTION GRANTS IN LAST FISCAL YEAR

    The table below provides information on option grants in fiscal 1996 to the named executive officers.

                                                                                                          POTENTIAL REALIZABLE
                                                                    INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                                  ------------------------------------------------------    ANNUAL RATES OF
                                                                 PERCENT OF                                   STOCK PRICE
                                                   NUMBER OF    TOTAL OPTIONS                               APPRECIATION FOR
                                                    SHARES       GRANTED TO      EXERCISE                     OPTION TERM
                                                  UNDERLYING    EMPLOYEES IN       PRICE     EXPIRATION   --------------------
NAME                                              OPTIONS (1)  FISCAL YEAR (2)    ($/SH)        DATE         5%         10%
------------------------------------------------  -----------  ---------------  -----------  -----------  ---------  ---------
Larry A. Mizel..................................     250,000         34.97%      $    7.00     11/17/01   $ 483,493  $1,068,393
Larry A. Mizel..................................     100,000         13.99%      $   7.375     11/17/01   $ 203,758  $ 450,251
David D. Mandarich..............................     250,000         34.97%      $    7.00     11/17/01   $ 483,493  $1,068,393
David D. Mandarich..............................     100,000         13.99%      $   7.375     11/17/01   $ 203,758  $ 450,251

------------------------

(1) Options for 250,000 shares granted in 1996 are exercisable in whole or in part beginning on May 17, 1997. Options for 250,000 shares granted in November 1993 to each of Messrs. Mizel and Mandarich that were exercisable at $3.00 per share if certain prices of the Common Stock were achieved were cancelled prior to the 1996 grants of options for 250,000 shares. Options for 100,000 shares granted in 1996 are exercisable, 33 1/3% on November 18, 1997 and cumulatively as to an additional 33 1/3% on each of November 18, 1998 and 1999. The closing price of the Common Stock on the New York Stock Exchange on the date of grants was $7.00 and $7.375, respectively.

(2) The Company granted options representing 715,000 shares of Common Stock to employees in fiscal 1996.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The table below provides information on option exercises in fiscal 1996 by the named executive officers and the value of such officers' unexercised options at December 31, 1996.

                                                                         SHARES UNDERLYING          VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                                                          FISCAL YEAR END          AT FISCAL YEAR END (1)
                                             ACQUIRED ON    VALUE    --------------------------  --------------------------
NAME                                          EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------------------  -----------  ---------  -----------  -------------  -----------  -------------
Larry A. Mizel.............................      -0-         -0-        175,000       350,000     $ 580,625     $ 531,250
David D. Mandarich (2).....................     100,000   $ 437,500     175,000       350,000     $ 590,625     $ 531,250
Paris G. Reece III.........................      -0-         -0-         50,000        -0-        $ 218,750        -0-
Michael Touff..............................      -0-         -0-         37,500        12,500     $ 135,938     $  45,313

------------------------

(1) The closing price of the Common Stock on December 31, 1996 on the New York Stock Exchange was $8.625.

(2) Mr. Mandarich borrowed two-thirds of the exercise price and income taxes due on the exercise of options pursuant to the M.D.C. Holdings, Inc. Executive Option Purchase Program. See "Certain Relationships and Related Transactions" below.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPHS SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILING.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised solely of Directors who are not employees of the Company. The Committee is responsible for setting executive compensation policies and determining the compensation paid to executive officers of the Company.

    The purposes of the Company's executive compensation programs are to attract, retain and reward highly qualified executives while maintaining a strong and direct link between executive pay, the Company's financial performance and total shareowner return. The Committee also believes that executive officers and other key employees of the Company should have a significant stake in the Company's stock price performance in order to link total executive compensation to shareowner return. Additionally, the Company's executive compensation programs are intended to address the Committee's concern that the Company's highly experienced executive team, which has been successful in the Company's principal markets, potentially could be targeted by the Company's competitors.

    The Company's executive compensation program consists of three main components: base salary, annual performance-based incentive compensation and stock-based, long-term incentive. The Company's management philosophy calls for maintaining relatively few middle management employees in order to speed decision making and to operate more efficiently. Because of this, base salaries for the Company's executive officers, including the Chief Executive Officer, are paid at or above the average rates paid by competitors in order to enable the Company to retain its experienced and skilled executives. However, the Committee believes that, based upon studies by a major independent human resources consulting firm retained by the Committee in prior years, the Company's overall management costs are lower than those of other, comparable companies, including those that are part of the Peer Group Index shown on the performance graph below.

    Base salaries are reviewed annually and adjusted based on individual performance, annual salary increases in the industry and the going rate for similar positions at comparable companies. The factors considered by the Committee in setting compensation for 1996 included the following components: the increase in the Company's stock price and cumulative return to shareowners as reflected on the performance graph below, the Company's increased earnings per share, increased home closings, record revenues, additional coverage by Wall Street analysts, the rating upgrade of the Company's senior notes to "B+" by Standard and Poor's, the acquisition of the Company's new $150 million unsecured line of credit, the Company's performance compared to that of its competitors, the reduction of debt and the Company's improved debt-to-equity ratio.

    As demonstrated in the five-year performance graph below, the continued strengthening of the Company's balance sheet, the increase in the Company's financial flexibility and the improvement in the Company's operating results have contributed to the 21% increase in the Company's share price during 1996 and the 381% cumulative return to shareowners since 1992. These returns are substantially higher than returns recorded by the Standard & Poor's 500 and Peer Group Index during the same period.

    Incentive compensation paid to Messrs. Mizel and Mandarich for 1996 was based strictly upon the M.D.C. Holdings, Inc. Executive Compensation Plan adopted in April 1994 and approved by the Company's shareowners. This plan is designed (i) to provide the Company's most senior executive officers annual incentive compensation based on achievement of specific performance objectives linked to return on equity; and (ii) to permit the Company to deduct executive compensation for tax purposes.

    The Company also maintains an annual bonus program for the Company's other officers and key management employees. Bonuses are intended to compensate management and other employees for the attainment of the Company's annual financial performance goals and other criteria, as determined by the Committee. Because the Company met or exceeded the 1996 performance goals for these performance criteria, the Committee authorized the bonuses set forth in the summary compensation table for the named executive officers other than Messrs. Mizel and Mandarich. Mr. Touff's bonus also reflected his contribution to the resolution in November 1996 of litigation that had been brought against the Company in Colorado concerning expansive soils.

    Historically, the Committee has granted long-term, stock-based incentives in the form of stock options to executive officers and other key management employees. These incentives are designed and intended to more closely link management and shareowner interest and to motivate executives to make long-term decisions and investments that will serve to increase the long-term total return to shareowners. Vesting requirements in the option grants also serve to provide long-term incentive to retain key officers and other employees.

CEO COMPENSATION

    The Committee determined Mr. Mizel's compensation in accordance with the principles described above. Mr. Mizel's salary for 1996 was $560,000. The Committee approved a bonus of $825,780 for Mr. Mizel for 1996 in accordance with the terms of the Executive Officer Performance-Based Compensation Plan described above.

    The Committee approved Mr. Mizel's salary based on the following factors, in order of importance to the Committee: (i) the Company's significantly improved operating results during 1996 compared to prior years' results; (ii) the comparative performance of the Company's Common Stock as reflected in the performance graph; and (iii) the rating upgrade of the Company's senior notes to "B+" by Standard and Poor's.

    The primary financial performance improvements on which the Committee relied were the 24% increase in the Company's fully diluted operating earnings per share and the 23% shareowner return in 1996.

                                          COMPENSATION COMMITTEE

                                          Steven J. Borick, Chairman
                                          William B. Kemper
                                          Herbert T. Buchwald

PERFORMANCE GRAPHS

    Set forth below is a graph comparing the yearly change in the cumulative total return of the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and with that of a peer group over the five-year period ending on December 31, 1996.

    It is assumed in the graph that $100 was invested (i) in Common Stock; (ii) in the stocks of the companies in the Standard & Poor's 500 Index; and (iii) in the stocks of the peer group companies just prior to the commencement of the period and that all dividends received within a quarter were reinvested in that quarter. The peer group index is composed of the following companies: Centex Corporation, PH Corporation, U.S. Home Corporation, The Ryland Group, Inc., Toll Brothers, Inc., Kaufman and Broad Home Corporation, Lennar Corporation, Hovnanian Enterprises, Inc., Del Webb Corporation, D.R. Horton Inc., M/I Schottenstein Homes, Inc., Continental Homes Holding Corp., Beazer Homes USA, Inc. and NVR Inc. The composition of the peer group index has changed in order to include the 14 largest publicly traded homebuilders (other than the Company). Standard Pacific Corp. was removed from the peer group index because of its small size and diversity of its businesses and Capital Pacific Holdings, Inc. and UDC Homes Inc., were eliminated from the peer group index because those companies' shares no longer are traded actively.

    Note: The stock price performance shown on the following graph is not indicative of future price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     OF MDC COMMON STOCK, THE S&P 500 INDEX
                           AND A SELECTED PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FIVE YEARS
             Weighted Avg. Peer Group   M.D.C. Holdings    S&P 500
31-Dec-91                     $100.00           $100.00    $100.00
31-Dec-92                      122.61            220.00     105.57
31-Dec-93                      172.31            313.33     113.02
31-Dec-94                      121.51            269.62     111.27
31-Dec-95                      198.45            390.95     148.37
31-Dec-96                      217.76            481.24     179.47

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Approximately 7,000 square feet in the Company's building is leased by various affiliates of Mr. Mizel for which they collectively paid rent, including for parking, to the Company of approximately $96,000 in 1996.

    During 1996, the Company paid Premier Building Group, Inc., a company in which Mr. Mandarich's brother-in-law is an owner and the vice president, approximately $11,489,000 for plumbing, door and millwork services.

    Effective October 1, 1996, the Company entered into a three-year agreement with Gilbert Goldstein, P.C., of which Gilbert Goldstein, a Director of the Company, is the sole shareholder. Pursuant to the agreement, Mr. Goldstein acts as a consultant to the Company on legal matters and, in return, the Company (i) pays Mr. Goldstein's firm $21,000 per month for a minimum of 160 hours per month in legal services; (ii) pays Mr. Goldstein's firm $150 per hour for services performed in excess of 160 hours in any month; (iii) provides office space with an estimated annual rental value of $14,000 in the Company's office building;
(iv) provides one full-time secretary (in 1996, this secretary received an annual salary of $28,000 plus benefits); and (v) reimburses actual expenses incurred related to services provided. In the event that Mr. Goldstein retires from the practice of law, becomes disabled or dies during the term of the Agreement, the Company will pay to Mr. Goldstein or his estate $7,000 per month during the remaining term of the Agreement. Payment of $189,000 was made directly to Mr. Goldstein's firm in 1996 for services performed, including amounts paid pursuant to the Agreement. Mr. Goldstein also was paid $150,000 in January 1997 as compensation for services during 1994, 1995 and 1996 related to the resolution in November 1996 of litigation that had been brought against the Company in Colorado concerning expansive soils.

    During 1996, the Company paid to PageWorks Communication Design ("PageWorks"), a marketing and communications firm, approximately $305,000 for annual report design, advertising and marketing design services. PageWorks is owned by Mr. Mizel's brother-in-law.

    On April 12, 1995, the Company's Board of Directors adopted the Option Purchase Program. The purpose of the Option Purchase Program is to permit the Company's key executive officers to increase their ownership of Common Stock and more closely align their interests with those of the Company's other shareowners by facilitating the exercise of options that would expire shortly. Pursuant to the Option Purchase Program, Messrs. Mizel and Mandarich may borrow up to $810,000 and Mr. Reece may borrow up to $243,000 for the purpose of paying two-thirds of the sum of the exercise price of options exercised and federal and state income taxes due as a result of the exercise of the options. All borrowings under the Option Purchase Program are secured by a pledge of 100% of the stock acquired upon exercise, are full recourse to the borrower and bear interest at the average one month LIBOR plus 1%, adjusted monthly. Certain principal and accrued interest is payable on April 1st of each year based on a 10-year amortization. Additional principal is due on each April 1st in an amount required to reduce the outstanding aggregate principal amount of the loans under the Option Purchase Program to each borrower in an amount depending on each borrower's maximum permitted borrowings. The unpaid principal balance is due on the earlier of: (i) the fifth anniversary of the loan; (ii) 90 days after the borrower's employment with the Company has been terminated for cause; or (iii) one year after the borrower's employment with the Company has been terminated other than for cause.

    The following table shows, as of December 31, 1996, the number of shares exercised pursuant to the Option Purchase Program, the date of borrowings under the Option Purchase Program and the principal and interest due as of that date for each of the executive officers eligible to participate under the Option Purchase Program:

                                                        NUMBER OF                              ACCRUED
                                                         SHARES      DATE OF   NOTE BALANCE  INTEREST AT
BORROWER                                                EXERCISED     NOTE     AT 12/31/96    12/31/96
-----------------------------------------------------  -----------  ---------  ------------  -----------
Larry A. Mizel.......................................     100,000      5/8/95   $  257,900    $  12,284
David D. Mandarich(1)................................     496,914     4/17/95   $  709,372    $     132
David D. Mandarich...................................     100,000    11/26/96   $   64,955    $     142

------------------------

(1) On January 12, 1996, Mr. Mandarich increased his borrowings by $137,761 to pay 2/3 of additional taxes due on his exercised options. At December 31, 1996, the outstanding balance of this note was $125,670, plus $33 of accrued interest.

    As of December 31, 1996, Messrs. Mizel and Mandarich owed $559,920 and $280,080, respectively, to the Company under unsecured promissory notes (the "Promissory Notes") which were issued to the Company in February 1994 in exchange for an aggregate of $840,000 in notes held by the Company which were executed by Messrs. Mizel and Mandarich in connection with their December 1989 purchase from the Company of the Richmond Homes common stock. The Promissory Notes bear interest at 8% payable annually in December and mature in December, 1999. The Promissory Notes require that Mr. Mizel and Mr. Mandarich pay to the Company the cash proceeds of the sale of any of the 405,739 and 202,956 shares of MDC Common Stock, respectively, they received in exchange for the shares of Richmond Homes common stock they sold to the Company, to the extent of the unpaid balances of the Promissory Notes, plus accrued but unpaid interest thereon at the time of such a sale. The Company recognized interest income of $67,384 on the Promissory Notes in 1996. Mr. Mizel repaid his Promissory Note, plus accrued interest, on February 17, 1997 at which time Mr. Mizel's Promissory Note was cancelled.

    In the ordinary course of its business, HomeAmerican Mortgage Corporation, a wholly owned subsidiary of the Company, has made loans to certain officers and employees of the Company. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features.

REORGANIZATION AND SALE OF FINANCIAL ASSET MANAGEMENT LLC

    In March 1996, the Company, Mr. Spencer I. Browne (previously President, Co-Chief Operating Officer and Director of the Company), M.D.C. Residual Holdings, Inc., a wholly owned subsidiary of the Company ("Residual") and Financial Asset Management Corporation ("Management Corporation") entered into an agreement (the "Agreement") effective as of April 1, 1996, pursuant to which Mr. Browne, Residual and Management Corporation formed Financial Asset Management LLC ("FAMC"). From April 1, 1996 to September 30, 1996, Mr. Browne owned 20% of FAMC, and Management Corporation and Residual owned the remaining 80% of FAMC.

    Pursuant to the Agreement, (i) Mr. Browne resigned as President, Co-Chief Operating Officer and Director of the Company; (ii) Mr. Browne and the Company entered into an employment agreement (the "Employment Agreement"); (iii) Mr. Browne was appointed President and Chief Executive Officer of FAMC; and (iv) FAMC assumed Management Corporation's business of managing Asset Investors and Commercial Assets and performing certain other asset management functions.

    In September 1996, the Company sold its 80% interest in FAMC for $11,450,000, Mr. Browne resigned his positions with FAMC and the Employment Agreement was terminated. The sales proceeds consisted of $6,000,000 cash and $5,450,000 of subordinated notes which are payable at specified dates during the next 10 years and are convertible, under certain circumstances, into as much as a 47.6% ownership interest in FAMC. The sale resulted in the recognition of a gain of $4,042,000. An additional gain of $5,450,000 attributable to the notes has been deferred and may be recognized, in whole or in part, in future periods based upon a number of factors, including collection of the notes' principal and the expiration of the conversion features.

ACQUISITION OF RICHMOND HOMES COMMON STOCK

    On February 2, 1994, the Company acquired 35% of the outstanding shares of Richmond Homes common stock (the only remaining shares of Richmond Homes not then owned by the Company) from Messrs. Mizel and Mandarich. Messrs. Mizel and Mandarich had purchased the shares in December 1989. In exchange for their shares of Richmond Homes, Messrs. Mizel and Mandarich received an aggregate of 608,695 shares of MDC Common Stock based upon a value of the Richmond Homes shares determined by a special committee of the Board of Directors which relied on an independent appraisal of such shares. The Company now owns 100% of Richmond Homes.

ACQUISITION OF REAL PROPERTY

    On May 3, 1996, the Company's Board of Directors, with Messrs. Mizel and Buchwald not participating, approved the acquisition of a parcel of land on the opposite side of Yosemite Street from the Company's current headquarters for a purchase price of up to $1,100,000. On October 21, 1996, the Company acquired the parcel for $1,089,000 in cash. A special committee of the Board of Directors reviewed this transaction and obtained an appraisal to determine that the price paid was fair to the Company. Messrs. Mizel and Buchwald are direct or indirect minority owners of the entity that owned this parcel of land.

                HOLDERS OF FIVE PERCENT OR MORE OF VOTING SHARES
                   OF THE COMPANY AND OWNERSHIP OF MANAGEMENT

    The table below sets forth those persons known by the Company to have owned beneficially 5% or more of the outstanding shares of Common Stock individually and the number of shares beneficially owned by the Company's named officers individually and by all of the Company's officers and Directors as a group, each as of the Record Date. The information as to beneficial ownership is based upon statements furnished to the Company by such persons. Information with respect to the beneficial ownership of shares of Common Stock held by each of the Directors of the Company, two of whom beneficially own more than 5% of the outstanding shares of Common Stock, is set forth in "Election of Directors" above.

                                                                                       NUMBER OF SHARES
                                                                                       OF COMMON STOCK
                                                                                            OWNED        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                                 BENEFICIALLY     CLASS (2)
-------------------------------------------------------------------------------------  ----------------  -----------
SC Fundamental Value Fund, L.P.
SC Fundamental Value BVI, Inc.
SC Fundamental, Inc.
712 Fifth Avenue
New York, New York 10019.............................................................       1,835,597(3)     10.53%

Wellington Management Company, LLP
75 State Street
Boston, Massachusetts 02109..........................................................       1,253,500(4)      7.19%

Investment Counselors of Maryland, Inc.
803 Cathedral Street
Baltimore, Maryland 21201............................................................         960,000(5)      5.51%

Donald Smith & Co., Inc.
East 80 Route 4
Paramus, New Jersey 07652............................................................         955,900(6)      5.48%

Paris G. Reece III
3600 S. Yosemite St., #900
Denver, Colorado 80237...............................................................         105,170(7)      *

Michael Touff
3600 S. Yosemite St., #900
Denver, Colorado 80237...............................................................          62,839(7)      *

All executive officers and directors as a group (8 persons)..........................       6,491,323        35.58%

------------------------

*   Less than 1%.

(1) The addresses of Messrs. Mizel and Mandarich, the Directors who beneficially own more than 5% of the outstanding shares of Common Stock (see "Election of Directors" above), are 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 and 4600 South Ulster Street, Suite 400, Denver, Colorado 80237, respectively.

(2) In calculating the percentage of ownership, all shares of Common Stock the identified person or group had the right to acquire within 60 days of the Record Date by the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(3) Based upon information in a Schedule 13D filed with the Commission on December 31, 1996, the named beneficial owners hold shared voting and dispositive power over all such shares; includes an aggregate of 819,354 shares of Common Stock underlying convertible debentures. On the Record Date, the Company's Common Stock closed at $9.125.

(4) Based upon information in a Schedule 13G filed with the Commission on or about January 24, 1997, Wellington Management Company LLP exercises sole voting power over none of such shares, shared voting power over 344,500 of such shares and shared dispositive power over all such shares.

(5) Based upon information in a Form 13F filed with the Commission on February 14, 1997, Investment Counselors of Maryland, Inc. exercises sole voting power over 890,000 of such shares and sole dispositive power over all such shares.

(6) Based upon information in a Schedule 13G filed with the Commission on February 7, 1997, Donald Smith & Co., Inc. exercises sole voting and dispositive power over all such shares.

(7) Includes 50,000 shares and 37,500 of Common Stock that Messrs. Reece and Touff have the right to acquire within 60 days of the Record Date by the exercise of stock options at a price of $4.25 and $5.00 per share, respectively.

    No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which may, at a subsequent date, result in a change in control of the Company.

    The Company's executive officers and Directors are required under Section 16(a) of the 1934 Act to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission and the New York and Pacific Stock Exchanges. Copies of those reports also must be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 1996 all such reports were filed on a timely basis.

                       AMENDMENT OF M.D.C. HOLDINGS, INC.
                         DIRECTOR EQUITY INCENTIVE PLAN

GENERAL

    The Board of Directors recommends that the Company's shareowners approve an amendment to the Director Equity Incentive Plan (the "Director Plan"). The amendment would provide that an additional 350,000 shares of Common Stock be authorized for issuance under the Director Plan. Pursuant to the terms of the Director Plan, the maximum number of shares so authorized will be increased annually by 10% of the then authorized shares of Common Stock under the Director Plan. The amendment was approved by the Company's Board of Directors on January 27, 1997, subject to approval of the Company's shareowners at the Meeting.

    The amendment is proposed to allow for the continuation of annual grants of options to acquire 25,000 shares of Common Stock to Eligible Directors on each December 1 as set forth in Section 3.2 of the Director Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE DIRECTOR PLAN.

    The following is a summary of the material features of the Director Plan, a copy of which is attached as Exhibit A.

DESCRIPTION OF THE DIRECTOR PLAN

    The purpose of the Director Plan is to encourage the Company's non-employee directors to own shares of Common Stock and to enable the Company to obtain and retain the services of highly qualified non-employee directors. Any director who is a director on the date on which options are granted and who is not also an employee of the Company or any of its subsidiaries is eligible to participate in the Director Plan. The Company currently has four non-employee Directors, Messrs. Goldstein, Kemper, Borick and Buchwald.

    On each December 1 during the term of the Director Plan, eligible directors are granted options to purchase 25,000 shares of Common Stock, all of which vest six months after the date of grant. The exercise price of the options is the fair market value of Common Stock on the date of grant. The Compensation Committee of the Board of Directors or such other committee as may be designated by the Board (the "Director Plan Committee") administers the Director Plan. With the exception of options granted under the Director Plan, no equity securities of the Company may be granted to any member of the Director Plan Committee under any plan of the Company during the term of his membership on the Director Plan Committee.

    Each option granted under the Director Plan will expire five years after the date of grant. Options continue to be exercisable after termination of directorship, except where termination of directorship is for cause, in which case the options expire immediately, or where termination is a result of death, in which case the options expire after one year. The option price may be paid in cash, or upon the consent of the Director Plan Committee, by tendering shares of Common Stock or by a combination of the two. Shares of Common Stock tendered in exercise of an option are valued at their fair market value on the date of delivery to the Company. Options granted to Directors under the Director Plan are treated as Non-Statutory Stock Options under the Internal Revenue Code.

    The Director Plan provides that the total number of option shares covered by such plan, the number of shares covered by each option and the exercise price per share may be proportionately adjusted by the Director Plan Committee in the event of a stock split, stock dividend, recapitalization, reclassification or similar capital adjustment effected without receipt of consideration by the Company.

    Options granted under the Director Plan become exercisable upon the effective date of either the merger or consolidation of the Company with or into another corporation, or the acquisition by another corporation or person of all or substantially all of the Company's assets or 80% or more of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company. Those options not exercised prior to such transaction will be canceled and exchanged for a cash payment equal to the greater of the trading price for the Company's shares immediately prior to such transaction or the per share consideration provided in such transaction, less the exercise price for the option. However, no such acceleration of exercisability or cancellation and settlement will occur if the corporation remaining or resulting after any such transaction offers the Director an option similar to the Director's existing option. Acceleration of exercisability is also subject to limitations in the event that such acceleration results in the loss of the deductibility to the Company of payments pursuant to the exercise or settlement of accelerated options.

    The Board of Directors or the Director Plan Committee may amend the Director Plan at any time or may terminate it without the approval of the stockholders; provided, however, that to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, stockholder approval is required for any amendment which increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate or changes in any material respect the limitations or provisions of the options subject to the Director Plan; and, provided further that the aforementioned Director Plan provisions may not be amended more than once every six months. However, no action by the Board of Directors, the Director Plan Committee or stockholders may alter or impair any option previously granted without the consent of the optionee.

    Adoption of the proposal to amend the Director Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the Record Date. Unless otherwise instructed, it is the intent of the persons named in the Proxy to vote all proxies FOR the adoption of this proposal.

                         SHAREOWNER PROPOSAL TO PROVIDE
                 CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

    Shareowner proponents have stated that they intend to have the following proposal and supporting statement presented at the Meeting. Approval of the proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Meeting. The adoption of the proposal would only constitute a recommendation to the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE PROPOSAL.

    John J. Gilbert, the owner of 1,000 shares of Common Stock, and Margaret R. Gilbert, the owner of 1,000 shares of Common Stock, both of 29 E. 64th St., New York, NY 10021-7043 and Dan Fuhrman, the holder of 1,000 shares of Common Stock, P.O. Box 110543, Aurora, CO 80042, have given notice that they intend to present the following resolution at the Meeting:

    "RESOLVED: That the stockholders of M.D.C. Holdings, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

REASONS:

    "A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors."

    "Cumulative voting might help enlarge the board of directors, as well as help end the stagger system, which more and more companies are now properly doing. In the past the company had sent out a post-meeting report but this year did not do so. Cumulative voting would help get directors on the board who would see that a post-meeting report is sent out after the meeting; enlarge the board of directors and end the stagger system, which received 2,964,217 shares in favor at the last meeting."

    "The National Bank Act (sic) provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors."

    "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand, also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend."

    "Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of more of the shares cumulative voting applies; it does apply at the latter company."

    "In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights."

    "If you agree, please mark your proxy FOR; if you disagree mark AGAINST.
    NOTE: PROXIES NOT MARKED WILL BE VOTED AGAINST THIS RESOLUTION."

    THE BOARD OF DIRECTORS HAS CONSIDERED THIS PROPOSAL AND RECOMMENDS THAT SHAREOWNERS VOTE AGAINST IT.

    As was stated when a proposal to eliminate staggered terms was brought to a vote of the Company's shareowners last year, the Board of Directors believes that the Company's current stockholder voting methods enhance the continuity and stability of the Board of Directors and its policies. When directors are elected by classes, a change in the composition of the majority of the Board of Directors normally requires at least two shareowner meetings instead of one. Board classification also is intended to encourage any person seeking to acquire control of the Company to initiate such an action through arm's length negotiations with management and the Board of Directors, who are in the position to negotiate a transaction which is fair to all of the Company's shareowners. As noted elsewhere in this Proxy Statement, the members of the Board of Directors own approximately 5,600,314 shares of Common Stock of the Company as well as options to acquire 725,000 additional shares exercisable within 60 days of the Record Date. Thus the interests of the members of the Board of Directors are aligned with those of the Company's shareowners.

    In support of their proposal, the shareowner proponents state that "Cumulative voting would help get directors on the board who would see that a post-meeting report is sent out after the meeting . . . ." Management of the
Company did not prepare or send out a report of last year's annual meeting in order to save the significant expense of doing so. Because last year's meeting dealt with routine matters, other than the shareowners' proposal to eliminate the staggered election of directors which was defeated by a large margin, management of the Company did not feel it was appropriate to spend a large amount of time and money producing and mailing a report of the meeting. Mr. Gilbert suggested sending the report as part of the Company's quarterly reports to shareowners. However, the Company's new quarterly report format, which saves the Company approximately $20,000 per year and which has received favorable comments from shareowners, does not easily accommodate the annual meeting report.

    The Board of Directors sees no reason to expand the number of Directors at this time, whether as a result of cumulative voting or otherwise. Cumulative voting would not necessarily result in a larger board. Furthermore, the board, which currently consists of four independent, non-employee Directors and the two most senior members of the Company's management team, has proven itself adept at responding to the Company's changing business needs. The Company's financial accomplishments for 1996 speak very highly of the Board of Directors' and the Company's system of electing Directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

    Management and the Board of Directors of the Company know of no matters to be brought before the meeting other than as set forth above. However, if any other matters are properly presented to the shareowners for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

                              SHAREOWNER PROPOSALS

    Any proposal which a shareowner may desire to present at the 1998 Annual Meeting of Shareowners must be received in writing by the Secretary of the Company prior to December 15, 1997.

                                         BY THE ORDER OF THE BOARD OF DIRECTORS,

                                                  [SIG]

Larry A. Mizel
                                      CHAIRMAN OF THE BOARD

                             M.D.C. HOLDINGS, INC.

                         DIRECTOR EQUITY INCENTIVE PLAN

    M.D.C. HOLDINGS, INC., a corporation organized under the laws of the State of Delaware, hereby adopts this Director Equity Incentive Plan. The purposes of this Equity Incentive Plan are as follows:

    (1) To further the growth, development and financial success of the Company by providing additional incentives to certain of its Directors by assisting them to become owners of Common Stock of the Company and thus to benefit directly from its growth, development and financial success; and

    (2) To enable the Company to obtain and retain the services of the type of Directors considered essential to the long-range success of the Company by providing and offering them an opportunity to become owners of Common Stock of the Company by means of the grant of stock options.

                                   ARTICLE I

                                  DEFINITIONS

    Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.

SECTION 1.1--BOARD

    "Board" shall mean the Board of Directors of the Company.

SECTION 1.2--CODE

    "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

SECTION 1.3--COMMITTEE

    "Committee" shall mean the committee designated by the Board pursuant to
Section 6.1 to administer the Plan.

SECTION 1.4--COMMON STOCK

    "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

SECTION 1.5--COMPANY

    "Company" shall mean M.D.C. Holdings, Inc., a Delaware corporation.

SECTION 1.6--DIRECTOR

    "Director" shall mean a member of the Board.

SECTION 1.7--ELIGIBLE DIRECTOR

    "Eligible Director" shall mean a Director who is, pursuant to Section 3.1, eligible to be granted Options under the Plan.

SECTION 1.8--EXCHANGE ACT

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

SECTION 1.9--FAIR MARKET VALUE

    "Fair Market Value" of a share of the Common Stock as of a given date shall mean (i) the closing price of the Common Stock on the New York Stock Exchange on such date or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if such Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system,
(1) the last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on such date as reported by NASDAQ or such successor quotation system; or
(iii) if such Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock, on such date, as determined in good faith by the Committee; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith. In determining the Fair Market Value of the Common Stock under paragraph (i) of this Section 1.9, the Committee may rely on the closing price as reported in the New York Stock Exchange composite transactions published in The Wall Street Journal.

SECTION 1.10--INSIDE DIRECTOR

    "Inside Director" shall mean a member of the Board who is an employee or Officer of the Company or any Subsidiary.

SECTION 1.11--OFFICER

    "Officer" shall mean an officer of the Company or any Subsidiary.

SECTION 1.12--OPTION

    "Option" shall mean a non-statutory stock option to purchase Common Stock granted under the Plan.

SECTION 1.13--OUTSIDE DIRECTOR

    "Outside Director" shall mean a member of the Board who is not also an Officer or employee of the Company or any Subsidiary.

SECTION 1.14--PLAN

    "Plan" shall mean this Director Equity Incentive Plan.

SECTION 1.15--PURCHASE PRICE

    "Purchase Price" shall be the per share purchase price of shares subject to an Option determined pursuant to Section 4.2.

SECTION 1.16--SECRETARY

    "Secretary" shall mean the Secretary of the Company.

SECTION 1.17--SECURITIES ACT

    "Securities Act" shall mean the Securities Act of 1933, as amended.

SECTION 1.18--SUBSIDIARY

    "Subsidiary" shall have the same meaning as the term "subsidiary corporation" defined in Section 424(f) of the Code and shall refer to Subsidiaries of the Company.

SECTION 1.19--TERMINATION OF DIRECTORSHIP

    "Termination of Directorship" shall mean the time when an Eligible Director ceases to be a Director of the Company for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, removal, death, retirement or failure to be reelected by the Company's stockholders.

                                   ARTICLE II

                             SHARES SUBJECT TO PLAN

SECTION 2.1--SHARES SUBJECT TO PLAN

    The shares of common stock subject to Options shall be shares of Common Stock. The maximum aggregate number of such shares which may be issued under this Plan shall be 300,000 shares. This authorization shall be increased automatically on each succeeding annual anniversary of the adoption of the Plan by the Board by an amount equal to 10% of the then authorized shares under the Plan.

SECTION 2.2--UNEXERCISED OPTIONS

    If any Option expires or is cancelled without having been fully exercised, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration or cancellation may again be utilized hereunder, subject to the limitations of Section 2.1.

SECTION 2.3--CHANGES IN COMMON STOCK

    In the event that the outstanding shares of Common Stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares, rights offering, issuance of warrants or otherwise, appropriate adjustments shall be made by the Committee in the number and kind of shares for the purchase of which Options may be granted, including adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued on exercise of Options.

                                  ARTICLE III

                              GRANTING OF OPTIONS

SECTION 3.1--ELIGIBILITY

    Any Outside Director who is a Director on the date on which Options are granted under this Plan pursuant to Section 3.2 shall be eligible to be granted Options under this Plan.

SECTION 3.2--GRANTING OF OPTIONS

    On the first day of each December during the term of this Plan, each Eligible Director shall be granted an Option to purchase 25,000 shares of Common Stock.

                                   ARTICLE IV

                                TERMS OF OPTIONS

SECTION 4.1--STOCK OPTION AGREEMENT

    As soon as possible after an Eligible Director becomes entitled to the grant of an Option under Section 3.2 above, the Secretary shall issue such Option and shall cause to be executed a Stock Option Agreement for the number of Options set forth in Section 3.2 which shall be executed by such Eligible Director and an authorized Officer of the Company.

SECTION 4.2--PURCHASE PRICE OF SHARES SUBJECT TO OPTIONS

    The Purchase Price of the shares subject to each Option shall be 100% of the Fair Market Value on the date of grant.

SECTION 4.3--COMMENCEMENT OF EXERCISABILITY

    Options granted under this Plan shall become exercisable six months after the later to occur of:

        (a) The date the Option is granted; or

        (b) The date the Plan is approved by the Company's stockholders.

SECTION 4.4--EXPIRATION OF OPTION

    The Option may not be exercised to any extent by anyone after the first to occur of the following events:

        (a) The expiration of five years from the date the Option was granted;
    or

        (b) The expiration of one year from the date of the Director's Termination of Directorship by reason of the Director's death; or

        (c) The date of the Director's Termination of Directorship if such Termination of Directorship was for cause as determined by the Board in its absolute discretion.

SECTION 4.5--ADJUSTMENTS IN OUTSTANDING OPTIONS

    In the event that the outstanding shares of the Common Stock subject to Options are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, rights offering, issuance of warrants, recapitalization, reclassification, stock split-up, stock dividend, combination of shares or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares as to which all outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that after such event the optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding off of share quantities or prices) and with any necessary corresponding adjustment in Option price per share.

                                   ARTICLE V

                              EXERCISE OF OPTIONS

SECTION 5.1--PERSONS ELIGIBLE TO EXERCISE

    During the lifetime of the Eligible Director, only he may exercise an Option granted to him or any portion thereof. After the death of the Eligible Director, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under Section 4.4, be exercised by his personal representative or by any person empowered to do so under the deceased Eligible Director's will or under the then applicable laws of descent and distribution.

SECTION 5.2--PARTIAL EXERCISE

    At any time and from time to time prior to the time when any exercisable Option or exercisable portion thereof becomes unexercisable under Section 4.4, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and the Committee may, by the terms of the Option, require any partial exercise to be with respect to a specified minimum number of shares.

SECTION 5.3--MANNER OF EXERCISE

    An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or his office of all of the following prior to the time when such Option or such portion becomes unexercisable under Section 4.4:

        (a) Notice in writing signed by the Eligible Director or other person then entitled to exercise such Option or portion, stating that such Option or portion thereof is exercised in such form as is determined by the Secretary of the Company; and

        (b) (i) Full payment by check for the shares with respect to which such Option or portion is thereby exercised; or

            (ii) Subject to the Committee's consent, full payment by delivery to the Company of shares of Common Stock owned by the Eligible Director duly endorsed for transfer to the Company by the Eligible Director or other person then entitled to exercise such Option or portion thereof with a Fair Market Value equal to the Option price of shares with respect to which such Option or portion is thereby exercised; or

           (iii) Any combination of the considerations provided for in the foregoing subsections (i) and (ii); and

        (c) In the event that the Option or portion thereof shall be exercised by any person or persons other than the Eligible Director, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

SECTION 5.4--RIGHTS AS STOCKHOLDERS

    The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

                                   ARTICLE VI

                                 ADMINISTRATION

SECTION 6.1--COMMITTEE

    (a) The Plan shall be administered by the Committee unless a different committee is appointed by the Board. The Committee shall be comprised of not less than two persons (or such other number as may be required under Rule 16b-3 which has been adopted by the Securities and Exchange Commission under the Exchange Act, if and as such Rule is then in effect ("Rule 16b-3")) appointed by and holding office during the pleasure of the Board.

    (b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

SECTION 6.2--DUTIES AND POWERS OF COMMITTEE

    It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Stock Option Agreements and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. However, the Committee shall have no authority, discretion or power to select the Eligible Directors who will receive any Option, determine the number of shares to be issued hereunder or the time at which such Options are to be granted, establish the duration of the Options or alter any other terms or conditions specified in the Plan, except, in the sense of administering the Plan subject to the provisions of the Plan. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

SECTION 6.3--COMPENSATION, PROFESSIONAL ASSISTANCE AND GOOD FAITH ACTIONS

    Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its Officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Eligible Directors, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

                                  ARTICLE VII

                                OTHER PROVISIONS

SECTION 7.1--CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES

    (a) The Common Stock shall not be issued in respect of an Option granted hereunder unless the exercise of such Option and the issuance and delivery of shares of Common Stock pursuant thereto shall comply with all relevant provisions of law, including the law of the Company's state of incorporation, the Securities Act, the Exchange Act, the rules and regulations thereunder and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of the Company's counsel with respect to such compliance.

    (b) The Plan, the grant and exercise of the Option to purchase shares of Common Stock hereunder, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency which may, in the opinion of counsel for the Company, be required.

SECTION 7.2--OPTIONS NOT TRANSFERABLE

    No Option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Eligible Director or successors in interest or shall be subject to disposition by transfer, alienation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 7.2 shall prevent transfers by will or by the applicable laws of descent and distribution.

SECTION 7.3--AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

    The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, that to the extent required by Rule 16b-3 or any successor provision,
(i) without approval of the Company's stockholders given within 12 months before or after the action by the Board or the Committee, no action of the Board or the

Committee may, except as provided in Section 2.3, increase any limit imposed in
Section 2.1 on the maximum number of shares which may be issued on exercise of Options, modify the eligibility requirements of Section 3.1, reduce the minimum Option price requirements of Section 4.2 or extend the limit imposed in this
Section 7.3 on the period during which Options may be granted; and (ii) the Plan provisions set forth in clause (i) may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act or the rules thereunder. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Option, alter or impair any rights or obligations under any Option theretofore granted. No Option may be granted and during any period of suspension nor after termination of the Plan, and in no event may any Option be granted under this Plan after the first to occur of the following events:

        (a) The expiration of five years from the date the Plan is adopted by the Board; or

        (b) The expiration of five years from the date the Plan is approved by the Company's stockholders under Section 7.5.

SECTION 7.4--ACCELERATION OF EXERCISABILITY

    (a) Notwithstanding the provisions in Section 7.3 but subject to Sections 4.3, 7.4(c) and 7.4(d), all Options granted under the Plan that are not yet exercisable shall become exercisable immediately prior to the occurrence of a merger or consolidation of the Company with or into another corporation, the acquisition by another corporation or person of all or substantially all of the Company's assets or 80% or more of the Company's then outstanding voting stock or the liquidation or dissolution of the Company (each, a "Transaction"). At least ten days prior to the effective date of such Transaction, the Company shall give each Director holding an Option notice of such event if the Option has then neither been fully exercised nor become unexercisable. During this ten-day period, the Director electing to exercise his or her Options shall comply with all of the requirements of Sections 5.3 and 5.4 of the Plan. In the event that such Transaction becomes effective, the Option so exercised shall be deemed to have been exercised immediately prior to the effective date of such Transaction. In the event that such Transaction fails to transpire, the Director's election under this paragraph shall be of no effect and the Director's Options shall remain subject to the restrictions to which it was originally subject.

    (b) In the event that a Transaction occurs, any Option that is not exercised prior to the occurrence of a Transaction shall be cancelled and the Director holding such cancelled Option shall receive in exchange therefor a cash payment equal to the greater of (i) the Fair Market Value of a share of Common Stock measured on the date immediately prior to such Transaction less the per share exercise price set forth in the Director's Option, multiplied by the number of shares of Common Stock purchasable under the Option; or (ii) the fair market value, as determined by the Board in its sole discretion, of the cash, securities or other consideration into which a share of Common Stock is to be exchanged pursuant to the Transaction, less the exercise price set forth in the Director's Option, multiplied by the number of shares of Common Stock purchasable under the Option.

    (c) Notwithstanding the foregoing, Options that are not exercisable on the date of a Transaction shall only become exercisable as described in subsection
(a) hereof or cancelled and settled for cash or other consideration as described in subsection (b) hereof to the extent that such exercise and issuance of shares of Common Stock or payment with respect to a particular Director continues to be deductible by the Company pursuant to Section 280G of the Code. All determinations in applying this Section 7.4 shall be made by the Board in its sole discretion and all such determinations shall be final and binding on each Director, the Company and any interested party.

    (d) Notwithstanding the foregoing, no such acceleration of exercisability described in subsection (a) hereof or cancellation and settlement described in subsection (b) hereof shall take place if:

        (i) The Director's Option becomes unexercisable under Section 4.4; or

        (ii) In connection with a Transaction, provision is made for an assumption of the Director's Option or a substitution therefor of a new Option by the resulting or acquiring corporation or a parent or subsidiary of such corporation under similar terms and conditions as reflected in the Director's Stock Option Agreement.

SECTION 7.5--APPROVAL OF PLAN BY STOCKHOLDERS

    This Plan will be submitted for the approval of the Company's stockholders within 12 months after the date of the Board's initial adoption of this Plan. Options granted following the adoption of the Plan by the Board but prior to such stockholder approval shall not be exercisable to the time when the Plan is approved by the stockholders; provided, that if such approval has not been obtained at or before the end of said 12-month period, all Options granted during such time period under the Plan shall thereupon be cancelled and become null and void.

SECTION 7.6--EFFECT OF PLAN UPON OTHER OPTION AND COMPENSATION PLANS

    The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company or any Subsidiary (a) to establish any other forms of incentives or compensation for Directors of the Company or any Subsidiary; or (b) to grant or assume options or to issue restricted or unrestricted stock otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or the issuance of restricted or unrestricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 7.7--TAX WITHHOLDING

    The Company shall be entitled to require payment or deduction from other compensation payable to each Director of any sums required by federal, state or local tax laws to be withheld with respect to any Option. The Committee may in its discretion allow such Director to elect to have the Company withhold shares of Common Stock (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. If the Director elects to advance such sums directly, written notice of that election shall be delivered on or prior to such exercise and, whether pursuant to such election or pursuant to a requirement imposed by the Company, payment by check of such sums for taxes shall be delivered within two days after the date of exercise. If, as allowed by the Committee, the Director elects to have the Company withhold shares of Common Stock (or allow the return of shares of Common Stock) having a Fair Market Value equal to sums required to be withheld, the value of the shares of Common Stock to be withheld (or returned as the case may be) will be equal to the Fair Market Value of such shares on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Elections by such persons to have shares of Common Stock withheld for this purpose will be subject to the following restrictions: (1) the election must be made on or prior to the Tax Date, (2) the election must be irrevocable, (3) the election shall be subject to the disapproval of the Committee, and (4) the election shall be subject to such additional restrictions as the Committee may impose in an effort to secure the benefits of any regulations under Section 16 of the Exchange Act. The Committee shall not be obligated to issue shares and/or distribute cash to any person upon exercise of any Option until such payment has been received or shares have been so withheld, unless withholding (or offset against a cash payment) as of or prior to the date of such exercise is sufficient to cover all such sums due or which may be due with respect to such exercise.

SECTION 7.8--NO RIGHT TO CONTINUED MEMBERSHIP ON THE BOARD

    Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Director any right to continue as a Director of the Company or shall interfere with or restrict in any way the rights of the

Company and its stockholders, which are hereby expressly reserved, to remove any Eligible Director at any time for any reason whatsoever, with or without cause.

SECTION 7.9--COMPLIANCE WITH RULE 16B-3

    With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

SECTION 7.10--TITLES

    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

                                     ******

    I hereby certify that the foregoing Plan was duly adopted by the Board of
Directors of M.D.C. Holdings, Inc. on May   , 1993.

    Executed on this     day of          , 1993.

                                          --------------------------------------

                                                        SECRETARY

Corporate Seal

                                     ******

    I hereby certify that the foregoing Plan was duly approved by the
stockholders of M.D.C. Holdings, Inc. on          , 1993.

    Executed on this     day of          , 1993.

                                          --------------------------------------

                                                        SECRETARY

Corporate Seal

                               FIRST AMENDMENT TO
                             M.D.C. HOLDINGS, INC.
                         DIRECTOR EQUITY INCENTIVE PLAN

    First Amendment to the M.D.C. Holdings, Inc. Director Equity Incentive Plan as approved by the Board of Directors of the Corporation on April 20, 1993 (the "Plan"). Capitalized terms used herein shall have the meanings ascribed in the Plan, unless otherwise defined herein.

    The following amendment was adopted by the Board of Directors on January 27, 1997 subject to receipt of stockholder approval, which approval was received at the Annual Meeting of Shareowners of the Corporation held on April 25, 1997 and became effective April 25, 1997.

    1. Section "2.1--SHARES SUBJECT TO PLAN" hereby is amended to provide for an increase in the number of shares available under the Plan by deleting Section
2.1 in its entirety and substituting the following:

        The shares of common stock subject to Options shall be shares of Common Stock. The maximum aggregate number of such shares which may be issued under this Plan shall be 650,000 shares. This authorization shall be increased automatically on each succeeding annual anniversary of the adoption of the Plan by the Board by an amount equal to 10% of the then authorized shares under the Plan.

                             M.D.C. HOLDINGS, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
           PROXY FOR ANNUAL MEETING OF SHAREOWNERS -- APRIL 25, 1997

                                     PROXY

    The undersigned hereby appoints Larry A. Mizel and Paris G. Reece III, or any one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 1997 Annual Meeting of Shareowners and any adjournments or postponements thereof and to vote as designated below, all the shares of Common Stock of M.D.C. Holdings, Inc. held of record by the undersigned on March 14, 1997. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. BORICK, MANDARICH AND MIZEL.
    Election of Directors
    NOMINEES: Steven J. Borick, David D. Mandarich and Larry A. Mizel

                            FOR  / /        WITHHELD  / /

                            FOR, except vote withheld from the following
                              nominee(s):
                            / / ________________________________________________

2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S DIRECTOR EQUITY INCENTIVE PLAN.
    Approval of amendment to company's Director Equity Incentive Plan.

                FOR  / /        AGAINST  / /        ABSTAIN  / /

3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE PROPOSAL TO PROVIDE FOR CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS.
    Shareowner proposal to provide for cumulative voting in the election of directors.

                FOR  / /        AGAINST  / /        ABSTAIN  / /

    PLEASE SPECIFY YOUR CHOICES BY CLEARLY MARKING THE APPROPRIATE BOXES. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1. AND 2. ABOVE AND "AGAINST" ITEM 3. ABOVE.

    Please sign exactly as your name appears on this proxy. Joint owners should each sign individually. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.
                                             Signature(s): _____________________
                                             Date: _____________________________
                                             Signature(s): _____________________
                                             Date: _____________________________